Exhibit 10.C
VIAD CORP
PERFORMANCE UNIT INCENTIVE PLAN
Pursuant to the 2007 Viad Corp Omnibus Incentive Plan
As Adopted November 29, 2007
I.	PURPOSE

The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining designated key executives of the Corporation and its Affiliates through a system of cash rewards for the accomplishment of long-term, predefined performance goals.

II.	PARTICIPATING SUBSIDIARIES, SUBSIDIARY GROUPS AND DIVISIONS:
A.	Each subsidiary, subsidiary group, line of business or division listed below is a “Company” for the purposes of this Plan:

Name of Company

Brewster/Brewster Tours group Exhibitgroup/Giltspur group GES Exposition Services, Inc. group Glacier Park, Inc.
III.	ADMINISTRATION

The Plan shall be administered by the Committee. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Performance Units to be subject to Awards generally, as well as to individual Awards granted under the Plan; (iii) select the performance measures and the Performance Period for any Awards; (iv) determine the goals that must be achieved in order for the Awards to be payable and the other terms and conditions upon which Awards shall be granted under the Plan; (v) prescribe the form and terms of instruments evidencing such Awards; and (vi) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

IV.	FUNDING LIMIT

A “funding limit” has been established for each Company and Corporate participant who has been designated an Executive Officer as defined under Section 16(b) of the Securities Exchange Act such that the maximum aggregate amount awarded or credited under this Plan and any other Cash-Based Plan may not exceed five million dollars ($5,000,000) to any one Participant in any one Plan Year. The Executive Officer cannot be paid Cash-Based Awards in any one Plan Year that exceed in the aggregate the funding limit provided in this paragraph, but may be paid less at the discretion of the Committee based on the levels of achievement of performance goals established by the Committee for a Performance Period.

V.	PERFORMANCE MEASURES

As described in the 2007 Viad Corp Omnibus Incentive Plan, the Company and Viad Corp will adopt performance goals from the following measures upon which payments or awards will be based on an annual basis:
(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Revenue;

(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(i)	Gross or operating margins;

(j)	Productivity ratios;

(k)	Share price (including, but not limited to, growth measures and total shareholder return);

(l)	Expense targets;

(m)	Margins;

(n)	Operating efficiency;

(o)	Market share;

(p)	Customer satisfaction;

(q)	Unit volume;

(r)	Working capital targets and change in working capital;

(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(t)	Strategic plan development and implementation.
Performance Measures may be established for each Company to place increased emphasis on areas of importance to achieving overall Corporate or subsidiary objectives, with the Chief Executive Officer of Viad to recommend to the Committee the measures to be used, the goals to be set and, at the end of the Performance Period, the level of achievement. In order to be earned, at least one of the predefined financial measures must be achieved and payable (at a minimum threshold level), subject to downward discretion at the recommendation of the Viad Chief Executive Officer. Any Performance Measure(s) may be used to measure the performance of the Company, subsidiary and/or affiliate as a whole or any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices.

VI.	ESTABLISHING GOALS

The appropriate weighting of measures, goals, range of values above and below such goals, and the Performance Period to be used as a basis for the measurement of performance for Awards under the Plan will be determined by the Committee no later than 90 days after the beginning of each new Performance Period during the life of the Plan, after giving consideration to the recommendations of the Chief Executive Officer of Viad Corp. Performance Units will be earned based upon the degree of achievement of predefined goals over the Performance Period following the date of grant. Earned Performance Units may range, based on achievement of predefined goals over the Performance Period, from 0% to 200% of the target Performance Units.

VII.	EVALUATION OF PERFORMANCE

The Committee, in evaluation of achievement of Performance Measures, may include or exclude any of the following events that occur during a Performance Period, such as: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

VIII.	RANGE OF PERFORMANCE AWARDS

The range of values for the Corporation’s or a Subsidiary Company’s performance goals will be recommended by the Chief Executive Officer of Viad Corp for approval by the Committee.

Performance Units will be earned based upon the degree of achievement of each of the predefined goals over the Performance Period following the date of grant.

IX.	PARTICIPANT ELIGIBILITY

The Committee will select the eligible Executive Officers (as defined under Section 16(b) of the Securities Exchange Act) for participation in the Plan no later than 90 days after the beginning of the Performance Period.

Other Participants will be selected in accordance with procedures outlined in the Administrative Guidelines.

X.	AWARD DETERMINATION

Awards will be recommended by the Chief Executive Officer of Viad Corp for approval by the Committee annually no later than 90 days after the beginning of each new Performance Period.

XI.	GENERAL TERMS AND CONDITIONS

The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Units and to provide the terms and conditions (which need not be identical among Participants) thereof. Without limiting the generality of the foregoing, the Committee may specify a Performance Period of not less than two years or not more than five years, and such time period will be substituted as appropriate to properly effect the specified Performance Period. No Participant or any person claiming under or through such person shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all the terms, conditions, and provisions of the Plan and its approved administrative requirements that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan shall (i) require the Corporation to segregate cash or other property on behalf of any Participant or (ii) affect the rights and power of the Corporation or its Affiliates to dismiss and/or discharge any Participant at any time.

XII.	ADJUSTMENTS

Any recapitalization, reclassification, stock split, stock dividend, sale of assets, combination or merger not otherwise provided for herein which affects the outstanding shares of Common Stock of the Corporation or any other change in the capitalization of the Corporation affecting the Common Stock shall be appropriately adjusted for by the Committee and any such adjustments shall be final, conclusive and binding.

XIII.	PAYMENT OF AWARDS
(a)	The Committee will determine whether and to what extent any Award becomes payable under the Plan. Any Award determined to be payable by the Committee shall be subject to the following calculation: Each Performance Unit payable shall be multiplied by the average of the daily means of the market prices of the Corporation’s Common Stock on the New York Stock Exchange as reported on the consolidated transaction reporting system during the ten trading day period beginning on the day following public announcement of the Corporation’s year-end financial results following the Performance Period. Payment of the Award will be made following Committee approval by March 15 in the year following the close of the Performance Period. The Committee shall certify in writing that the performance goals have been met prior to payment of the Award to the extent required by Section 162(m). For those Executive Officers affected by Section 162(m) of the Code, Awards will be subject to discretionary downward adjustment by the Committee. Amounts payable under any Award will be subject to the limits set forth in the 2007 Omnibus Plan.

(b)	Awards granted under this Plan shall be payable during the lifetime of the Participant to whom such Award was granted only to such Participant; and, except as otherwise provided herein or in a Performance Unit Agreement between the Corporation and a Participant, which Agreement has been approved by the Committee, no such Award will be payable unless at the time of payment such Participant is an employee of and has continuously since the grant thereof been an employee of the Corporation or an Affiliate. Neither absence nor leave, if approved by the Corporation, nor any transfer of employment between Affiliates or between an Affiliate and the Corporation shall be considered an interruption or termination of employment for purposes of this Plan.

(c)	If authorized by the Committee, payment of all or a portion of any earned Award may be deferred pursuant to a deferred compensation plan of the Corporation then in effect; provided that the election to defer payment of any earned Award must be made at least six months prior to the expiration of the applicable Performance Period or as otherwise required by Section 409A of the Code.
XIV.	EFFECT OF CHANGE OF CONTROL

Notwithstanding anything to the contrary in this Plan, in the event of a Change of Control (as defined in the 2007 Viad Corp Omnibus Incentive Plan) each participant in the Plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of 100% of the predefined performance goals through the date of the Change of Control.

XV.	ASSIGNMENTS AND TRANSFERS

No award to any Participant under the provisions of the Plan may be assigned, transferred, or otherwise encumbered except, in the event of death of a Participant, by will or the laws of descent and distribution.

XVI.	PLAN TERMINATION

The Board may amend, suspend, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, suspension, or termination shall invalidate the Awards already made to any Participant pursuant to the Plan, without his consent. Participation in the Plan shall not create a right to participate in any future years’ Plan.

XVIII.	DEFINITIONS

Capitalized terms used in this Plan which are not defined herein shall have the meaning ascribed to them in the 2007 Viad Corp Omnibus Incentive Plan.

XIX.	COMPENSATION ADVISORY COMMITTEE

The Compensation Advisory Committee is appointed by the Chief Executive Officer of Viad Corp to assist the Committee in the implementation and administration of this Plan. The Compensation Advisory Committee shall propose administrative guidelines to the Committee to govern interpretations of this Plan and to resolve ambiguities, if any, but the Compensation Advisory Committee will not have the power to terminate, alter, amend, or modify this Plan or any actions hereunder in any way at any time.

XX.	SPECIAL COMPENSATION STATUS

All bonuses paid under this Plan shall be deemed to be special compensation and, therefore, unless otherwise provided for in another plan or agreement, will not be included in determining the earnings of the recipients for the purposes of any pension, group insurance or other plan or agreement of a Company or of Viad Corp.

XXI.	EFFECTIVE DATE

The Plan shall be effective as of January 1, 2008.

4